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As filed with the Securities and Exchange Commission on April 10, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Gladstone Capital Corporation
(Exact name of registrant as specified in its charter)

Maryland (State of Incorporation)	54-2040781 (I.R.S. Employer Identification No.)

1616 Anderson Road, Suite 208
McLean, Virginia 22102
(Address of principal executive offices)

Amended and Restated 2001 Equity Incentive Plan
(Full title of the plan)

David Gladstone
Chairman and Chief Executive Officer
Gladstone Capital Corporation
1616 Anderson Road, Suite 208
McLean, Virginia 22102
(703) 286-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas R. Salley, Esq.
Cooley Godward LLP
One Freedom Square
Reston Town Center
11951 Freedom Drive
Reston, Virginia 20190
(703) 456-8000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(5)

Common Stock, $0.001 par value per share	470,000 shares	$17.26(2)	$8,112,200(2)	$656.28

Common Stock, $0.001 par value per share	931,664 shares	$15.50(3)	$14,434,060(3)	$1,167.72

Common Stock, $0.001 par value per share	598,336 shares	$17.26(4)	$10,327,279(4)	$835.48

(1)
Amount being registered consists of 598,336 shares of common stock currently outstanding and being registered for resale hereunder; 931,664 shares of common stock reserved for issuance upon exercise of outstanding stock options granted under the Plan; and 470,000 shares of common stock reserved for issuance under the Plan in connection with future grants. Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Registrant's Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant's Common Stock.
(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h)(1). The price per share and aggregate offering price are based upon the average of the high and low sale prices of the Registrant's Common Stock as reported on April 9, 2003, on the Nasdaq National Market.
(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1). The price per share and aggregate offering price are based upon the weighted-average of the exercise prices of stock options currently outstanding under the Plan.
(4)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h)(3). The price per share and aggregate offering price are based upon the average of the high and low sale prices of the Registrant's Common Stock as reported on April 9, 2003, on the Nasdaq National Market.
(5)
This registration statement also covers the resale of shares to be issued to affiliates of the Company pursuant to this registration statement. Pursuant to Rule 457(h)(3), no additional fee is required in connection with the offering for resale of such shares hereunder.

EXPLANATORY NOTE

        Gladstone Capital Corporation (the "Company") has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act").

        This registration statement contains two parts. Pursuant to the Note to Part I of Form S-8, the information relating to the Company's Amended and Restated 2001 Equity Incentive Plan, as amended (the "Plan") specified by Part I is not filed with the United States Securities and Exchange Commission (the "SEC"), but documents containing such information have been or will be sent or given to employees, officers and directors as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the SEC but constitute (along with the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

        Also included in Part I of this Form S-8 is a reoffer prospectus that the Company has prepared in accordance with Part I of Form S-3 under the Securities Act. The reoffer prospectus may be utilized for reofferings and resales by selling stockholders of up to 1,351,668 shares of common stock, $0.001 par value per share of the Company issued pursuant to the Plan. (In the event of a future anti-dilution adjustment relating to the common stock, the number of shares set forth in the reoffer prospectus will be appropriately adjusted.) Pursuant to Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resales of shares which are deemed to be "control securities" or "restricted securities" under the Securities Act that have been acquired by the selling stockholders identified in the reoffer prospectus. These securities may be reoffered and resold on a continuous or delayed basis in the future under Rule 415 under the Securities Act. The number of shares included in the reoffer prospectus represents the total number of shares that may be acquired by the selling stockholders upon exercise of options issued under the Plan and does not necessarily represent a present intention to sell all such shares.

        Part II of this Form S-8 contains information required in the registration statement pursuant to Part II of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

        Pursuant to the Note to Part I of Form S-8, the information relating to the Plan specified by Part I is not filed with the SEC, but documents containing such information have been or will be sent or given to employees, officers and directors as specified by Rule 428(b)(1) under the Securities Act.

REOFFER PROSPECTUS

1,351,668 Shares

Gladstone Capital Corporation

Common Stock

        This reoffer prospectus relates to 1,351,668 shares of common stock, $0.001 par value per share of Gladstone Capital Corporation that may be offered for sale from time to time by the selling stockholders named herein or in a supplement to this reoffer prospectus. Each of the selling stockholders has acquired or may acquire the shares of common stock covered by this reoffer prospectus in connection with our 2001 Amended and Restated Equity Incentive Plan, as amended, which we refer to in this reoffer prospectus as the Plan. We will not receive any proceeds from the sale of shares of common stock by any selling stockholder. However, we will receive the proceeds from the exercise by the selling stockholders of options granted under the Plan.

        The selling stockholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on the Nasdaq National Market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution" for more information. To our knowledge, there presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the shares of common stock covered by this reoffer prospectus. We have agreed to bear all expenses (other than underwriting discounts and selling commission) in connection with the registration of these shares.

        Our common stock is traded on the Nasdaq National Market under the symbol "GLAD." As of April 9, 2003, the last reported sales price for our common stock was $17.26.

        We operate as a closed-end, non-diversified management investment company, and have elected to be treated as a business development company under the 1940 Act. Our investment objectives are to achieve a high level of current income by investing in debt securities, consisting primarily of senior term debts, senior subordinated term debts and junior subordinated term debts, of established private businesses that are backed by leveraged buyout funds, venture capital funds or others. In some instances some of the senior term debts may be "last out tranches" meaning our debt is part of the senior term debt but is paid last from those payments coming to the senior term debt holders if the borrower is liquidated. We also provide first and second mortgage debt secured by business real estate. We normally do not provide revolving lines of credit. In addition, we may acquire existing loans made by others if those loans meet our profile. We also seek to provide our stockholders with long-term capital growth through the appreciation in the value of warrants, success fees or other equity-type instruments that we may receive when we provide debt.

        Additional information about Gladstone Capital Corporation has been filed with the Securities and Exchange Commission and is available to the public without charge upon written or oral request. Such information is also available on the SEC's website at www.sec.gov.

        An investment in our securities involves certain risks, including, among other things, risks relating to investments in securities of small, private and developing businesses. We describe some of these risks in the "Risk Factors" section, beginning on page 7 of this reoffer prospectus. Shares of closed-end investment companies frequently trade at a discount to their net asset value and this may increase the risk of loss of purchasers of our securities. You should carefully consider these risks together with all of the other information contained in this reoffer prospectus and any prospectus supplement before making a decision to purchase our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

April 10, 2003

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference into this reoffer prospectus or any accompanying supplement to this reoffer prospectus. You must not rely upon any information or representation not contained or incorporated by reference into this reoffer prospectus as if we had authorized it. This reoffer prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. The information contained in this reoffer prospectus is accurate as of the date on its cover only. Our business, financial condition, results of operations and prospects may have changed since such date.

TABLE OF CONTENTS

Gladstone Capital Corporation	3
Available Information	5
Incorporation of Documents by Reference	5
Forward-Looking Statements	6
Risk Factors	7
Use of Proceeds	15
Selling Stockholders	16
Plan of Distribution	19
Independent Auditors	21
Legal Matters	21
Experts	21

GLADSTONE CAPITAL CORPORATION

        You should read carefully the information set out in and incorporated by reference into this reoffer prospectus, including "Risk Factors." Except where the context requires otherwise, when we use the terms "we," "us" or "Gladstone Capital Corporation," we are referring solely to Gladstone Capital Corporation and not to its wholly-owned subsidiary, Gladstone Advisers, Inc.

General

        We are a specialty finance company that was incorporated under the General Corporation Laws of the State of Maryland on May 30, 2001. Our investment objectives are to achieve a high level of current income by investing in debt securities, consisting primarily of senior term debts, senior subordinated term debts and junior subordinated term debts, of established private businesses that are backed by leveraged buyout funds, venture capital funds or others. In some instances some of the senior term debts may be "last out tranches" meaning our debt is part of the senior term debt but is paid last from those payments coming to the senior term debt holders if the borrower is liquidated. We also provide first and second mortgage debt secured by business real estate. We normally do not provide revolving lines of credit. In addition, we may acquire existing loans made by others if those loans meet our profile. We also seek to provide our stockholders with long-term capital growth through the appreciation in the value of warrants, success fees or other equity-type instruments that we may receive when we provide debt. Our headquarters are in McLean, Virginia, a suburb of Washington, DC. We also have offices in New York, New York and Pittsburgh, Pennsylvania.

Our Structure and Our Management

        We operate as a closed-end, non-diversified management investment company, and have elected to be treated as a business development company under the Investment Company Act of 1940, which we refer to in this reoffer prospectus as the 1940 Act. In addition, we have elected to be treated for tax purposes as a regulated investment company, or RIC, under the Internal Revenue Code of 1986. As a RIC, we generally do not have to pay corporate level tax on any income we distribute to our stockholders as dividends, allowing us to substantially reduce or eliminate our corporate level tax liability.

        We are internally managed by our officers and directors. We do not have a separate investment advisor and, therefore, we do not pay an investment advisory fee. We have established a wholly-owned subsidiary that conducts our daily administrative operations and through which we provide managerial assistance to our portfolio companies. For the year ended September 30, 2002 and the three months ended December 31, 2002, our operating expenses were approximately 2.1% and 2.4% (annualized), respectively, of our total assets (exclusive of temporary investments acquired near the end of a quarter for the purpose of satisfying regulatory requirements). We currently estimate that over time our annual operating expenses will be approximately 2% of our total assets (exclusive of such temporary investments), however there can be no assurance that our actual annual operating expenses will not exceed this amount.

        We have assembled a management team which has extensive experience in our lines of business. Our executive officers include David Gladstone, chairman and chief executive officer, and Terry Lee Brubaker, president and chief operating officer. Mr. Gladstone has a total of over 25 years of debt and equity financing experience at Gladstone Capital Corporation, Allied Capital Corporation (NYSE: ALD) and American Capital Strategies Ltd. (NASDAQ: ACAS). Mr. Brubaker has over 25 years of operational expertise in acquiring and managing companies, much of it at James River Corporation. Our management, including Messrs. Gladstone and Brubaker, makes available significant managerial assistance to the businesses in which we invest, including operational, financial and strategic advice.

        Our principal offices are located at 1616 Anderson Road, Suite 208, McLean, Virginia 22102 and our telephone number is (703) 286-7000.

Our Investment Objectives and Our Strategy

        Our investment objectives are to achieve a high level of current income by investing in debt securities, consisting primarily of senior term debts, senior subordinated term debts and junior subordinated term debts, of established private businesses that are backed by leveraged buyout funds, venture capital funds or others. In some instances some of the senior term debts may be "last out tranches" meaning our debt is part of the senior term debt but is paid last from those payments coming to the senior term debt holders if the borrower is liquidated. We also provide first and second mortgage debt secured by business real estate. We normally do not provide revolving lines of credit. In addition, we may acquire existing loans made by others if those loans meet our profile. We also seek to provide our stockholders with long-term capital growth through the appreciation in the value of warrants, success fees or other equity-type instruments that we may receive when we provide debt. There can be no assurance that we will realize our investment objectives. We seek to invest primarily in three categories of debt of private companies:

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  Senior Term Debt. We seek to invest a small portion of our assets in senior term debt of borrowers. Using the assets and cash flow of the underlying business as collateral, a business typically uses senior term debt to cover a substantial portion of the funding needed to operate. Senior lenders are exposed to the least risk of all providers of debt because they command a senior position with respect to scheduled interest and principal payments. However, unlike senior subordinated and junior subordinated lenders, these senior lenders typically do not receive any stock or warrants to purchase stock of the borrowers. As such, they generally do not participate in the equity appreciation of the value of the business. We intend to make senior loans on a limited basis and some of these will only be as bridge financings. In most cases, these loans will be refinanced at a later date.

  •
  Senior Subordinated Term Debt. We seek to invest a majority of our assets in senior subordinated term debt. Senior subordinated term debt is subordinated in its rights to receive its principal and interest payments from the borrower to the rights of the holders of senior debt. As a result, senior subordinated term debt is riskier than senior term debt. Although such loans are sometimes secured by significant collateral, many of these lenders principally rely on the borrower's cash flow for repayment. Additionally, lenders often receive warrants to acquire shares of stock in borrowers in connection with these loans.

  •
  Junior Subordinated Term Debt. We also seek to invest a small portion of our assets in junior subordinated term debt. Junior subordinated term debt is subordinated in its rights to receive its principal and interest payments from the borrower to the rights of the holders of senior debt and senior subordinated debt. The risk profile of junior subordinated term debt is high, which permits the junior subordinated lender to obtain higher interest rates and warrants to purchase a greater portion of the borrower's stock.

        We use the established loan referral network of Messrs. Gladstone and Brubaker and our principals to identify and make senior and subordinated loans to selected businesses that we do not believe have sufficient access to traditional sources of lending.

        We target small and medium sized private businesses that meet certain criteria, including the potential for growth, adequate assets for loan collateral, experienced management teams with significant ownership interest in the business, adequate capitalization, profitable operations based on cash flow, substantial ownership by leveraged buyout funds or venture capital funds and potential opportunities for us to realize appreciation and gain liquidity in our equity position. We may achieve liquidity through a merger or acquisition of the borrower, a public offering of the borrower's stock or by exercising our right to require the borrower to buy back our warrants, though there can be no assurance that we will always have these rights.

        We expect that our loans typically will range from $5 million to $15 million, mature in no more than seven years, and accrue interest at a fixed or variable rate that exceeds the prime rate. Because these loans will generally be subordinated term debt of private companies who typically cannot or will not expend the resources to have their debt securities rated by a credit rating agency, we expect that most if not all of the debt securities we acquire will be unrated. Accordingly, we cannot accurately predict what ratings these loans might receive if they were in fact rated, and therefore we cannot determine whether or not they could be considered to be "investment grade" quality.

        In order to acquire the capital for investment purposes needed to execute our business strategy, we intend to issue debt securities, other evidences of indebtedness and possibly preferred stock, and we may securitize interests in our portfolio assets. As a result of these activities, we will be exposed to the risks of leverage. For additional information about our proposed borrowing activities, see "Risk Factors—Our business plan is dependent upon external financing which may expose us to risks associated with leverage."

AVAILABLE INFORMATION

        We are required by federal securities laws to file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Such reports, proxy statements and other information, as well as the registration statement of which this reoffer prospectus is a part and the exhibits and schedules thereto, can be inspected at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Information about the operation of the public reference facilities may be obtained by calling the SEC at (202) 942-8090. The SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, including us, that file such information electronically with the SEC. The address of the SEC's web site is http://www.sec.gov. Copies of such material may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

        We have filed with the SEC a Registration Statement on Form S-8 under the Securities Act, with respect to the securities offered by the selling stockholders by this reoffer prospectus. The reoffer prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement, including amendments, exhibits and schedules. Statements made in or incorporated by reference into this reoffer prospectus about the contents of any contract or other document are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed, or incorporated by reference, as an exhibit to the registration statement, and each such statement is qualified in all respects by this reference.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this reoffer prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this reoffer prospectus, except for any information superseded by information in this reoffer prospectus or a document subsequently filed by us. This reoffer prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial and operating performance.

Filings of Gladstone Capital Corporation	Date of Filing
Annual Report on Form 10-K for the fiscal year ended September 30, 2002	December 11, 2002
Quarterly Report on Form 10-Q for the quarter ended December 31, 2002	February 10, 2003
Current Report on Form 8-K	December 20, 2002

        We also incorporate by reference the description of our common stock contained in our Registration Statement on Form 8-A (Registration No. 000-33117) filed with the SEC pursuant to Section 12 of the Exchange Act on August 23, 2001 and as updated in any amendment or report filed for such purpose. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering, shall be deemed to be incorporated by reference into this reoffer prospectus. Copies of these filings, excluding all exhibits (unless the exhibit has been specifically incorporated into this reoffer prospectus), are available from us, at no cost, by writing or telephoning us at:

Gladstone Capital Corporation 1616 Anderson Road, Suite 208 (703) 286-7000 Attn: Investor Relations

FORWARD-LOOKING STATEMENTS

        All statements contained or incorporated by reference in this reoffer prospectus, other than historical facts, may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may relate to, among other things, future events or our future performance or financial condition. In some cases, you can identify forward-looking statements by terminology such as "may," "might," "believe," "will," "provided," "anticipate," "future," "could," "growth," "plan," "intend," "expect," "should," "would," "if," "seek," "possible," "potential" or the negative of such terms or comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to:

  •
  adverse changes in interest rates;

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  our failure or inability to establish or maintain referral arrangements with leveraged buyout funds and venture capital funds to generate loan opportunities;

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  the loss of one or more of our executive officers, in particular David Gladstone, George Stelljes, III or Terry Lee Brubaker;

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  our inability to establish or maintain a credit facility on terms reasonably acceptable to us, if at all;

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  our inability to successfully securitize our loan portfolio on terms reasonably acceptable to us, if at all;

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  the decision of our competitors to aggressively seek to make senior and subordinated loans to small and medium-sized businesses on terms more favorable than we intend to provide; and

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  those factors described in the "Risk Factors" section of this reoffer prospectus and any documents we have incorporated by reference into this reoffer prospectus.

        We caution readers not to place undue reliance on any such forward-looking statements, which are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this reoffer prospectus.

RISK FACTORS

        The purchase of our securities involves a number of significant risks and other factors relating to our structure and investment objectives. As a result, we cannot assure you that we will achieve our investment objectives. You should consider carefully the following information along with the more detailed information contained in the documents incorporated by reference into this reoffer prospectus before making an investment in our securities.

We are a new company with a limited operating history.

        We were incorporated in May 2001 and, to date, have only made a limited number of investments. Thus far, we have conducted only limited operations as a lender to small and medium sized companies. In addition, we are subject to all of the business risks and uncertainties associated with any new business enterprise. We may not meet our investment objectives and the value of your investment in us may decline substantially or be reduced to zero.

We are dependent upon our key management personnel for our future success, particularly David Gladstone, George Stelljes, III and Terry Lee Brubaker.

        We are dependent on the diligence, skill and network of business contacts of our senior management and other management members for the final selection, structuring, closing and monitoring of our investments. Our future success depends to a significant extent on the continued service and coordination of our senior management team, particularly David Gladstone, our chairman and chief executive officer, George Stelljes, III, our chief investment officer, and Terry Lee Brubaker, our president and chief operating officer. The departure of any of our executive officers or key employees could have a material adverse effect on our ability to implement our business strategy and to achieve our investment objectives.

Our financial condition and results of operations will depend on our ability to effectively manage our future growth.

        Our ability to achieve our investment objectives will depend on our ability to sustain continued growth, which will depend on our ability to identify, evaluate, finance and invest in suitable companies that meet our investment criteria. Accomplishing this result on a cost-effective basis is largely a function of our marketing capabilities, our management of the investment process, our ability to provide competent, attentive and efficient services and our access to financing sources on acceptable terms. As we grow, we will also be required to hire, train, supervise and manage new employees. Failure to effectively manage our future growth could have a material adverse effect on our business, financial condition and results of operations.

We operate in a highly competitive market for investment opportunities.

        A large number of entities compete with us and make the types of investments that we seek to make in small and medium sized privately owned businesses. We compete with a large number of private equity funds, leveraged buyout funds and venture capital funds, investment banks and other equity and non-equity based investment funds, and other sources of financing, including traditional financial services companies such as commercial banks. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, certain of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships and build their market shares. Furthermore, many of our potential competitors are not subject to the regulatory restrictions that the 1940 Act imposes on us as a business development company. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time and there can be no assurance that we will be able to identify and make investments that satisfy our investment objectives or that we will be able to fully invest our available capital.

Our business model is dependent upon the development of strong referral relationships with leveraged buyout funds and venture capital funds.

        We are dependent upon informal relationships with leveraged buyout funds and venture capital funds to provide us with deal flow. The investments we made in Finn Corporation and ARI Holdings, Inc. and a number of the loans we are currently considering are with portfolio companies of Three Cities Fund II, L.P. and Three Cities Fund III, L.P., leveraged buyout funds that are managed by Three Cities Research Inc. Moreover, we have a mutual referral relationship with American Capital Strategies Ltd. The relationship with American Capital led to our mutual investment in Marcal Paper Mills, Inc. If we fail to maintain our relationship with funds such as Three Cities and American Capital, or if we fail to establish strong referral relationships with other funds, we will not be able to grow our portfolio of loans and fully execute our business plan.

Our loans to small and medium sized borrowers are extremely risky and you could lose your entire investment.

        Loans to small and medium sized borrowers are subject to a number of significant risks including the following:

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  Small and medium sized businesses may have limited financial resources and may not be able to repay the loans we make to them. Our strategy includes providing financing to borrowers that typically is not readily available to them. While we believe that this provides an attractive opportunity for us to generate profits, this may make it difficult for the borrowers to repay their loans to us upon maturity. A borrower's ability to repay its loan may be adversely affected by numerous factors, including the failure to meet its business plan, a downturn in its industry or negative economic conditions. A deterioration in a borrower's financial condition and prospects usually will be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of us realizing on any guarantees we may have obtained from the borrower's management. Although we will sometimes seek to be the senior, secured lender to a borrower, in most of our loans we expect to be subordinated to a senior lender, and our interest in any collateral would, accordingly, likely be subordinate to another lender's security interest.

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  Small and medium sized businesses typically have narrower product lines and smaller market shares than large businesses. Because our target borrowers are smaller businesses, they will tend to be more vulnerable to competitors' actions and market conditions, as well as general economic downturns. In addition, our portfolio companies may face intense competition, including competition from companies with greater financial resources, more extensive development, manufacturing, marketing and other capabilities and a larger number of qualified managerial and technical personnel.

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  There is generally little or no publicly available information about these businesses. Because we seek to make loans to privately owned businesses, there is generally little or no publicly available operating and financial information about our potential borrowers. As a result, we rely on our officers, other employees and consultants to perform due diligence investigations of these borrowers, their operations and their prospects. We may not learn all of the material information we need to know regarding these businesses through our investigations.

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  Small and medium sized businesses generally have less predictable operating results. We expect that our borrowers may have significant variations in their operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, may require substantial additional capital to support their operations, to finance expansion or to maintain their competitive position, may otherwise have a weak financial position or may be adversely affected by changes in the business cycle. Our portfolio companies may not meet net income, cash flow and other coverage tests typically imposed by their senior lenders. A borrower's failure to satisfy financial or operating covenants imposed by senior lenders could lead to defaults and, potentially, foreclosure on its senior credit facility, which could additionally trigger cross-defaults in other agreements. If this were to occur, it is possible that the borrower's ability to repay our loan would be jeopardized.

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  Small and medium sized businesses are more likely to be dependent on one or two persons. Typically, the success of a small or medium sized business also depends on the management talents and efforts of one or two persons or a small group of persons. The death, disability or resignation of one or more of these persons could have a material adverse impact on our borrower and, in turn, on us.

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  Small and medium sized businesses are likely to have greater exposure to economic downturns than larger businesses. We expect that our borrowers will have fewer resources than larger businesses and an economic downturn is more likely to have a material adverse effect on them. If one of our borrowers is adversely impacted by an economic downturn, its ability to repay our loan would be diminished.

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  Small and medium sized businesses may have limited operating histories. While we intend to target stable companies with proven track records, we may make loans to new companies that meet our other investment criteria. Borrowers with limited operating histories will be exposed to all of the operating risks that new businesses face and may be particularly susceptible to, among other risks, market downturns, competitive pressures and the departure of key executive officers.

We may not realize gains from our equity investments.

        When we make a subordinated loan, we generally expect to receive warrants to purchase stock issued by the borrower. Our goal is to ultimately dispose of these equity interests and realize gains upon our disposition of such interests. We expect that, over time, the gains we realize on these warrants will offset any losses we experience on loan defaults. However, the warrants we receive may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests and any gains we do recognize on the disposition of equity interests may not be sufficient to offset losses we experience on our loan portfolio.

Because the loans we make and equity securities we receive when we make loans are not publicly traded, there will be uncertainty regarding the value of our privately held securities that could adversely affect our determination of our net asset value.

        None of our portfolio loans or equity securities, at least initially, will be publicly traded or have a readily determinable market value. We value these securities based on a determination of their fair value made in good faith by management and approved by our board of directors. Due to the uncertainty inherent in valuing these securities, our determinations of fair value may differ materially from the values that would exist if a ready market for these securities existed. Our net asset value could be materially affected if our determinations regarding the fair value of our investments are materially different from the values that we ultimately realize on our disposal of such securities.

The lack of liquidity of our privately held securities may adversely affect our business.

        Most of our investments presently consist of, and will continue to consist of, loans and warrants acquired in private transactions directly from borrowers or from the originators of loans to such borrowers. Substantially all of the securities we presently hold are, and the securities we expect to acquire in the future will be, subject to restrictions on resale, including, in some instances, legal restrictions, or will otherwise be less liquid than publicly traded securities. The illiquidity of our investments may make it difficult for us to obtain cash equal to the value at which we record our investments if the need arises. This could cause us to miss important business opportunities. In addition, if we are required to quickly liquidate all or a portion of our portfolio, we may realize significantly less than the value at which we have previously recorded our investments.

Our portfolio will be concentrated in a limited number of companies and industries, which subjects us to an increased risk of significant loss if any one of these companies does not repay us or if the industries experience downturns.

        We intend to have outstanding loans to approximately 20 to 40 companies at any given time. A consequence of a limited number of investments is that the aggregate returns we realize may be substantially adversely affected by the unfavorable performance of a small number of such loans or a substantial writedown of any one investment. Beyond our regulatory and income tax diversification requirements, we do not have fixed guidelines for industry concentration and our investments could potentially be concentrated in relatively few industries. In addition, while we do not intend to invest 25% or more of our total assets in a particular industry or group of industries at the time of investment, it is possible that as the values of our portfolio companies change, one industry or a group of industries may comprise in excess of 25% of the value of our total assets. As a result, a downturn in an industry in which we have made multiple loans could have a materially adverse effect on us.

Our business plan is dependent upon external financing which may expose us to risks associated with leverage.

        Our business will require a substantial amount of cash to operate and grow. We may acquire such additional capital from the following sources:

  •
  Senior Securities. We intend to issue debt securities, other evidences of indebtedness and possibly preferred stock, up to the maximum amount permitted by the 1940 Act. The 1940 Act currently permits us, as a business development company, to issue debt securities and preferred stock, to which we refer collectively as senior securities, in amounts such that our asset coverage, as defined in the 1940 Act, is at least 200% after each issuance of senior securities. As a result of issuing senior securities, we will be exposed to the risks associated with leverage. Although borrowing money for investments increases the potential for gain, it also increases the risk of a loss. A decrease in the value of our investments will have a greater impact on the value of our common stock if we borrow money to make investments. There is a possibility that the costs of borrowing could exceed the income we receive on the investments we make with such borrowed funds. In addition, our ability to pay dividends or incur additional indebtedness would be restricted if our total assets are not at least twice our indebtedness. If the value of our assets declines, we might be unable to satisfy that test. If this happens, we may be required to liquidate a portion of our loan portfolio and repay a portion of our indebtedness at a time when a sale may be disadvantageous. Furthermore, any amounts that we use to service our indebtedness will not be available for distributions to our stockholders.

  •
  Common Stock. Because we are constrained in our ability to issue debt for the reasons given above, we are dependent on the issuance of equity as a financing source. If we raise additional funds by issuing more common stock or debt securities convertible into or exchangeable for our common stock, the percentage ownership of our stockholders at the time of the issuance would decrease and they may experience dilution. In addition, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock.

  •
  Securitization. In addition to issuing securities to raise capital as described above, we anticipate that in the future we will securitize our loans to generate cash for funding new investments. An inability to successfully securitize our loan portfolio could limit our ability to grow our business, fully execute our business strategy and impact our profitability. Moreover, successful securitization of our loan portfolio might expose us to losses as the loans in which we do not plan to sell interests will be those that are riskier and more apt to generate losses.

A change in interest rates may adversely affect our profitability and our hedging strategy may expose us to additional risks.

        We anticipate using a combination of equity and long-term and short-term borrowings to finance our lending activities. As a result, a portion of our income will depend upon the difference between the rate at which we borrow funds and the rate at which we loan these funds. Certain of our borrowings may be at fixed rates and others at variable rates. Currently, we expect approximately 50% of the loans in our portfolio to be at fixed rates and approximately 50% to be at variable rates determined on the basis of a benchmark prime rate. We will typically seek to hedge against the risk of adverse movement in interest rates on our borrowings relative to our portfolio of assets. We expect to hedge against interest rate fluctuations by using standard hedging instruments such as futures, options and forward contracts. While hedging activities may insulate us against adverse fluctuations in interest rates, they may also limit our ability to participate in the benefits of lower interest rates with respect to the hedged portfolio. Adverse developments resulting from changes in interest rates or hedging transactions could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to obtain a credit facility on terms that are acceptable to us.

        We will have a continuing need for capital to finance our loans. In order to maintain RIC status, we will be required to distribute to our stockholders at least 90% of our ordinary income and short-term capital gains on an annual basis. Accordingly, such earnings will not be available to fund additional loans. Therefore, we will need to raise additional capital which we expect to finance through a credit facility. A credit facility is an agreement with a bank or other traditional lending institution that would allow us to borrow funds, either through a term loan or a line of credit, to make investments. We can not assure you that we will be able to obtain a credit facility on terms that we find acceptable, if at all. The unavailability of funds from commercial banks or other sources on favorable terms could inhibit the growth of our business and have a material adverse effect on us.

Our expected credit facility will likely impose certain limitations on us.

        While there can be no assurance that we will be able to borrow from banks and other financial institutions, we expect that we will at some time in the future obtain a credit facility. The lender or lenders under this credit facility will have fixed dollar claims on our assets that are senior to the claims of our stockholders and, thus, will have a preference over our stockholders with respect to our assets. We also expect our credit facility to contain customary default provisions such as a minimum net worth amount, a profitability test, a restriction on changing our business and loan quality standards. An event of default under our expected credit facility would likely result, among other things, in termination of further funds available under that facility and an accelerated maturity date for all amounts outstanding under the facility. This would likely disrupt the portfolio companies whose loans we financed through the facility, could reduce our revenues and, by delaying any cash payment allowed to us under our facility until the lender has been paid in full, could reduce our liquidity and cash flow.

Our investments will typically be long term and it may require several years to realize liquidation events.

        Since we generally intend to make five to seven year term loans and to hold our loans and related warrants until the loans mature, you should not expect realization events, if any, to occur over the near term. In addition, we expect that any warrants that we receive when we make loans may require several years to appreciate in value and we cannot give any assurance that such appreciation will occur.

We will be subject to corporate level tax if we are unable to satisfy Internal Revenue Code requirements for RIC qualification.

        To maintain our qualification as a RIC, we must meet income source, asset diversification and annual distribution requirements. The annual distribution requirement is satisfied if we distribute at least 90% of our ordinary income and short-term capital gains to our stockholders on an annual basis. Because we intend to use leverage, we are subject to certain asset coverage ratio requirements under the 1940 Act and could, under certain circumstances, be restricted from making distributions necessary to qualify as a RIC. Warrants we receive with respect to debt investments will create "original issue discount," which we must recognize as ordinary income, increasing the amounts we are required to distribute to maintain RIC status. Because such warrants will not produce distributable cash for us at the same time as we are required to make distributions in respect of the related original issue discount, we will need to use cash from other sources to satisfy such distribution requirements. The asset diversification requirements must be met at the end of each calendar quarter. If we fail to meet these tests, we may need to quickly dispose of certain investments to prevent the loss of RIC status. Since most of our investments will be illiquid, such dispositions, if even possible, may not be made at prices advantageous to us and, in fact, may result in substantial losses. If we fail to qualify as a RIC for any reason and become fully subject to corporate income tax, the resulting corporate taxes could substantially reduce our net assets, the amount of income available for distribution, and the actual amount distributed. Such a failure would have a material adverse effect on us and our shares.

There are significant potential conflicts of interest which could impact our investment returns.

        Our executive officers and directors may serve as officers and directors of entities that operate in the same or similar lines of business as we do. Accordingly, they may have obligations to investors in those entities, the fulfillment of which might not be in the best interests of us or our stockholders. It is possible that new investment opportunities that meet our investment objectives may come to the attention of one of our executive officers or directors, such as Mr. Gladstone, in his role as an officer or director of another entity, and, if so, such opportunity might not be offered, or otherwise made available, to us.

Changes in laws or regulations governing our operations may adversely affect our business.

        We and our portfolio companies will be subject to regulation by laws at the local, state and federal level. These laws and regulations, as well as their interpretation, may be changed from time to time. Accordingly, any change in these laws or regulations could have a material adverse impact on our business.

We may experience fluctuation in our quarterly results.

        We could experience fluctuations in our quarterly operating results due to a number of factors including, among others, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which we encounter competition in our markets and general economic conditions. As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods.

There is a risk that you may not receive dividends or that our dividends may not grow over time.

        Our current intention is to distribute at least 90% of our ordinary income and short-term capital gains to our stockholders on a quarterly basis. We expect to retain net realized long-term capital gains to supplement our equity capital and support the growth of our portfolio, although our board of directors may determine in certain cases to distribute these gains. We cannot assure you that we will achieve investment results or maintain a tax status that will allow or require any specified level of cash distributions or year-to-year increases in cash distributions.

Failure to deploy new capital may reduce our return on equity.

        In the past, we have experienced delays in investing the proceeds of our initial public offering as compared to the original timetable that we expected at the time of our initial public offering. As of December 31, 2002, we had invested approximately $93 million of the net proceeds of approximately $131 million raised in our initial public offering, which closed on August 29, 2001. If we fail to invest our new capital effectively, our return on equity may be negatively impacted, which could result in a decline in the market price of our common stock.

Prepayments by our portfolio companies could adversely impact our results of operations and reduce our return on equity.

        In addition to risks associated with delays in investing our capital, we are also subject to the risk that investments that we make in our portfolio companies may be repaid prior to maturity. When this occurs, we will generally reinvest these proceeds in government securities, pending their future investment in new debt securities. These government securities will typically have substantially lower yields than the debt securities being prepaid and we could experience significant delays in reinvesting these amounts. As a result, our results of operations could be materially adversely affected if one or more of our portfolio companies elects to prepay amounts owed to us. Additionally, prepayments could negatively impact our return on equity, which could result in a decline in the market price of our common stock.

Provisions of our articles of incorporation and bylaws could deter takeover attempts and adversely impact the price of our shares.

        Our articles of incorporation and bylaws and the Maryland General Corporation Law contain provisions that may have the effect of discouraging, delaying or making more difficult a change in control and preventing the removal of incumbent directors. The existence of these provisions may negatively impact the price of our shares and may discourage third-party bids. These provisions may reduce any premiums paid to you for our shares. Furthermore, we are subject to Section 3-602 of the Maryland General Corporation Law which governs business combinations with interested stockholders and could delay or prevent a change in control. In addition, our board of directors is elected in staggered terms which makes it more difficult for a hostile bidder to acquire control of us.

Acts of war or terrorist attacks in the United States may cause disruption in our business and may adversely affect the markets in which we operate, which could affect our profitability and the ability of our portfolio companies to make required payments to us.

        Terrorist attacks in the United States in September 2001 caused major instability in the U.S. financial markets. The national and global responses to terrorist attacks, many of which responses are still being formulated, the pending war with Iraq and other recent military, diplomatic and financial responses, and any possible reprisals as a consequence of those actions, may contribute to a further decline in economic conditions. In addition, uncertainty regarding continuation of U.S. involvement in military actions overseas and threats of terrorism in the U.S. could also contribute to such a decline. These events could materially adversely impact the ability of our portfolio companies to make required payments on our investments and our ability to find suitable investment opportunities. To the extent these events occur, our profitability and cash flow could be reduced, the recorded value of our assets may be required to be written down and our investment pace could be slowed, any of which could result in a decline in the market price of our common stock.

The market price of our shares may fluctuate significantly.

        The market price and marketability of our shares may from time to time be significantly affected by numerous factors, including many over which we have no control and that may not be directly related to us. These factors include the following:

  •
  price and volume fluctuations in the stock market from time to time, which are often unrelated to the operating performance of particular companies;

  •
  significant volatility in the market price and trading volume of shares of RICs, business development companies or other companies in our sector, which is not necessarily related to the operating performance of these companies;

  •
  changes in regulatory policies or tax guidelines, particularly with respect to RICs or business development companies;

  •
  loss of RIC status;

  •
  changes in our earnings or variations in our operating results;

  •
  changes in the value of our portfolio of investments;

  •
  any shortfall in our revenue or net income or any increase in losses from levels expected by securities analysts;

  •
  departure of key personnel;

  •
  operating performance of companies comparable to us;

  •
  short-selling pressure with respect to our shares or business development companies generally;

  •
  price and volume fluctuations in the stock market as a result of terrorist attacks, or speculation regarding future terrorist attacks, in the U.S. or abroad;

  •
  price and volume fluctuations in the stock market as a result of involvement of the United States in armed hostilities, including the pending war with, Iraq, or uncertainty regarding U.S. involvement in such activities;

  •
  general economic trends and other external factors; and

  •
  loss of a major funding source.

        Fluctuations in the trading prices of our shares may adversely affect the liquidity of the trading market for our shares and, if we seek to raise capital through future equity financings, our ability to raise such equity capital.

Shares of closed-end investment companies frequently trade at a discount from net asset value.

        Shares of closed-end investment companies frequently trade at a discount from net asset value. This characteristic of shares of closed-end investment companies is separate and distinct from the risk that our net asset value per share will decline. It is not possible to predict whether our common stock will trade at, above, or below net asset value.

Sales of substantial amounts of our common stock in the public market may have an adverse effect on the market price of our common stock.

        As of April 3, 2003, we had 10,071,844 shares of common stock outstanding, of which 9,212,887 were freely tradable without restriction. The remaining 858,957 shares were held by employees, officers and directors, most of which were purchased upon exercise of stock options. Of these, 847,291 were eligible for public resale in compliance with the volume limitations and other restrictions of Rule 144 of the Securities Act. We also had a total of 1,401,664 shares reserved for future issuance under the Plan. When we filed the registration statement of which this reoffer prospectus is a part, all of these shares became freely tradable without restriction, although certain of the options have not yet been granted and a portion of the options that have been granted are not yet vested and the shares underlying such options will, accordingly, not be eligible for resale until vested. Sales of substantial amounts of our common stock in the public market, pursuant to this reoffer prospectus, under Rule 144 or otherwise, or the availability of such shares for sale, could adversely affect the prevailing market prices for our common stock. If this occurs, it could impair our ability to raise additional capital through the sale of equity securities should we desire to do so.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. We will receive proceeds from the selling stockholders upon their exercise of options to acquire the common stock being offered hereunder. Because the timing of our receipt of these proceeds is uncertain, we have no specific plan for their use.

SELLING STOCKHOLDERS

        The shares of our common stock to which this reoffer prospectus relates are being registered for reoffers and resales by the selling stockholders, who acquired or may acquire shares of common stock pursuant to the Plan. The selling stockholders may resell all, a portion or none of these shares of common stock from time to time. The following table sets forth with respect to each selling stockholder, based upon information available to us as of April 4, 2003, the name of such selling stockholder, the number of shares beneficially owned, the number of shares offered by this reoffer prospectus and the number and percent of shares of common stock owned after this offering, assuming the sale of all of the shares offered hereby. The ownership amounts set forth in the table also include shares underlying options that have been granted and are exercisable within 60 days.

			Shares Beneficially Owned After the Offering (4)
Name (1)	Number of Shares Beneficially Owned (2)	Maximum Number of Shares Offered (3)
			Number	Percentage
David Gladstone (5)	1,000,003	800,000	200,003	1.91%
Terry Lee Brubaker (6)	226,876	200,000	26,876	*
Harry Brill (7)	50,500	50,000	500	*
George Stelljes, III (8)	102,000	100,000	2,000	*
Virginia Rollins (9)	52,000	25,000	27,000	*
Joseph Bute (10)	51,114	16,666	34,448	*
Buzz Cooper (11)	71,873	36,668	35,205	*
Laura Gladstone (12)	51,000	18,334	32,666	*
Brian McCahill (13)	10,000	5,000	5,000	*
David A.R. Dullum (14)	12,000	30,000	2,000	*
Anthony W. Parker (15)	12,955	30,000	2,955	*
Michela A. English (16)	5,300	20,000	300	*
Paul W. Adelgren (17)	0	20,000	0	*

*
Less than 1%

(1)
Except as otherwise disclosed in the footnotes below or in documents incorporated herein by reference, the selling stockholders have not within the past three years had any position, office or other material relationship with us.

(2)
Beneficial ownership information in this table is based upon information supplied by officers, directors and employees. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned.

(3)
Maximum number of shares offered consists of shares underlying options that are both currently and not currently exercisable.

(4)
Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the selling stockholder sells all of the shares offered hereby) can be given as to the number of shares that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding their beneficially ownership, some or all of the shares of common stock set forth opposite their names in the table above in transactions exempt from the registration requirements of the Securities Act.

  Applicable percentages are based on 10,071,844 shares outstanding on April 4, 2003, adjusted as required by rules promulgated by the SEC.

(5)
Number of shares beneficially owned includes 406,666 shares underlying options that are exercisable within 60 days of the date of this reoffer prospectus. Maximum number of shares offered consists of: (i) 393,334 shares that are deemed to be "restricted securities" under the Securities Act which Mr. Gladstone acquired upon exercise of options under the Plan on August 23, 2001; and (ii) 406,666 shares that may be deemed to be "control securities" under the Securities Act that Mr. Gladstone may acquire pursuant to the Plan upon exercise of outstanding options.

(6)
Number of shares beneficially owned includes 106,666 shares underlying options that are exercisable within 60 days of the date of this reoffer prospectus. Maximum number of shares offered consists of: (i) 93,334 shares that are deemed to be "restricted securities" under the Securities Act which Mr. Brubaker acquired upon exercise of options under the Plan on August 23, 2001; and (ii) 106,666 shares that may be deemed to be "control securities" under the Securities Act that Mr. Brubaker may acquire pursuant to the Plan upon exercise of outstanding options.

(7)
Number of shares beneficially owned includes 40,000 shares underlying options that are exercisable within 60 days of the date of this reoffer prospectus. Maximum number of shares offered consists of: (i) 10,000 shares that are deemed to be "restricted securities" under the Securities Act which Mr. Brill acquired upon exercise of options under the Plan on August 23, 2001; and (ii) 40,000 shares that may be deemed to be "control securities" under the Securities Act that Mr. Brill may acquire pursuant to the Plan upon exercise of outstanding options.

(8)
Number of shares beneficially owned includes 100,000 shares underlying options that are exercisable within 60 days of the date of this reoffer prospectus as follows: (i) 60,000 shares underlying options that are fully vested; and (ii) 40,000 shares of which may be acquired pursuant to the early exercise provision of the options and that vest on September 12, 2003 and are subject to a repurchase right in favor of Gladstone Capital Corporation if Mr. Stelljes does not satisfy the option's vesting requirements. In any event, shares acquired upon an early exercise may not be disposed of, by this reoffer prospectus or otherwise, until the vesting period has been satisfied. Maximum number of shares offered consists of 100,000 shares that may be deemed to be "control securities" under the Securities Act that Mr. Stelljes may acquire pursuant to the Plan upon exercise of outstanding options.

(9)
Number of shares beneficially owned includes 25,000 shares underlying options that are exercisable within 60 days of the date of this reoffer prospectus. Maximum number of shares offered consists of 25,000 shares that are deemed to be "restricted securities" under the Securities Act which Ms. Rollins acquired upon exercise of options under the Plan on August 23, 2001. Ms. Rollins has served as a principal of Gladstone Capital Corporation since June 2001.

(10)
Number of shares beneficially owned includes 33,334 shares underlying options that are exercisable within 60 days of the date of this reoffer prospectus. Maximum number of shares offered consists of an aggregate of 16,666 shares that are deemed to be "restricted securities" under the Securities Act which Mr. Bute acquired upon exercise of options under the Plan on August 23, 2001 and June 5, 2002. Mr. Bute has served as a principal of Gladstone Capital Corporation since June 2001.

(11)
Number of shares beneficially owned includes 13,332 shares underlying options that are exercisable within 60 days of the date of this reoffer prospectus. Maximum number of shares offered consists of 36,668 shares that are deemed to be "restricted securities" under the Securities Act which Mr. Cooper acquired upon exercise of options under the Plan on August 23, 2001. Mr. Cooper has served as a principal of Gladstone Capital Corporation since June 2001.

(12)
Number of shares beneficially owned includes 31,666 shares underlying options that are exercisable within 60 days of the date of this reoffer prospectus. Maximum number of shares offered consists of 18,334 shares that are deemed to be "restricted securities" under the Securities Act which Ms. Gladstone acquired upon exercise of options under the Plan on August 23, 2001. Ms. Gladstone has served as a principal of Gladstone Capital Corporation since June 2001.

(13)
Number of shares beneficially owned includes 5,000 shares underlying options that are exercisable within 60 days of the date of this reoffer prospectus. Maximum number of shares offered consists of 5,000 shares that are deemed to be "restricted securities" under the Securities Act which Mr. McCahill acquired upon exercise of options under the Plan on April 9, 2002. Mr. McCahill has served as an associate with Gladstone Capital Corporation since March 2002.

(14)
Number of shares beneficially owned includes 10,000 shares underlying options that are exercisable within 60 days of the date of this reoffer prospectus. Maximum number of shares offered consists of 30,000 shares that Mr. Dullum may acquire upon exercise of outstanding options.

(15)
Number of shares beneficially owned includes 10,000 shares underlying options that are exercisable within 60 days of the date of this reoffer prospectus. Maximum number of shares offered consists of 30,000 shares that Mr. Parker may acquire upon exercise of outstanding options.

(16)
Number of shares beneficially owned includes 5,000 shares underlying options that are exercisable within 60 days of the date of this reoffer prospectus. Maximum number of shares offered consists of 20,000 shares that Ms. English may acquire upon exercise of outstanding options.

(17)
Maximum number of shares offered consists of 20,000 shares that Mr. Adelgren may acquire upon exercise of outstanding options.

PLAN OF DISTRIBUTION

        The shares of common stock covered by this reoffer prospectus are being registered on behalf of the selling stockholders. We will receive no proceeds from this offering. As used herein, "selling stockholders" includes donees, pledges, transferees or other successors-in-interest selling shares received after the date of this reoffer prospectus from a named selling stockholder as a gift, pledge or other non-sale transfer.

        The selling stockholders have informed us that, as of the date of this reoffer prospectus, they have no present intention to sell any of the shares covered by this reoffer prospectus. However, certain of the selling stockholders have indicated a desire to pledge their shares as collateral to secure indebtedness. As a result of the recently adopted Sarbanes-Oxley Act of 2002, we are no longer permitted to extend or maintain credit, arrange for the extension of credit or to renew an existing credit arrangement to any of our executive officers or directors. This effectively prohibits us from entering into new loans with certain of the selling stockholders in connection with their exercise of outstanding options and also prohibits us from refinancing existing loans that we made to certain of the selling stockholders in connection with their option exercises prior to the effective date of the Sarbanes-Oxley Act. Accordingly, we are registering these shares for resale at this time, in part, to benefit selling stockholders who may wish to use their shares as collateral to secure loans from broker-dealers or other third party lenders. We believe that by registering the shares for resale, the selling stockholders will likely be able to receive loans from such third parties on terms that are more favorable than they would receive if the shares were not yet eligible for public resale or were merely eligible for public resale under Rule 144.

        The selling stockholders may sell shares of common stock from time to time as follows (if at all):

  •
  to or through underwriters, brokers or dealers;

  •
  directly to one or more other purchasers;

  •
  through agents on a best-efforts basis; or

  •
  otherwise through a combination of any of these methods of sale.

        If the selling stockholders sell shares of common stock through underwriters, dealers, brokers or agents, those underwriters, dealers, brokers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares of common stock.

        The shares of common stock may be sold from time to time:

  •
  in one or more transactions at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to prevailing market prices;

  •
  at varying prices determined at the time of sale; or

  •
  at negotiated prices.

        These sales may be effected:

  •
  in transactions on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

  •
  in transactions in the over-the-counter market;

  •
  in block transactions in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

  •
  in transactions otherwise than on exchanges or services or in the over-the-counter market;

  •
  through the writing of options; or

  •
  through other types of transactions.

        The selling stockholders may also enter into pledge arrangements with broker-dealers or other third party lenders, whereby the selling stockholders may grant a security interest in their shares as collateral to secure indebtedness received from such third party.

        In connection with sales of common stock or otherwise, the selling stockholders may enter into hedging transactions with brokers-dealers or others, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may, to the extent permissible by law, sell short the common stock and may deliver this reoffer prospectus in connection with short sales and use the shares of common stock covered by the reoffer prospectus to cover these short sales. In addition, any shares of common stock covered by this reoffer prospectus that qualify for sale pursuant to Rule 144 or any other available exemption from registration under the Securities Act may be sold under Rule 144 or another available exemption. There can be no assurance that the selling stockholders will sell any or all of the shares offered by them hereunder or otherwise.

        At the time a particular offering of shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, if any, and any discounts, commissions or concessions allowed or reallowed to be paid to brokers or dealers. To our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares offered hereby, and we are not required to enter into any agreements to permit an underwritten offering of the shares of common stock offered by this reoffer prospectus. In addition, upon notification by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file a prospectus supplement.

        The selling stockholders and any underwriters, dealers, brokers or agents who participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any underwriters, dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

        The selling stockholders and any other person participating in a distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M which may limit the timing of purchases and sales of shares of common stock by the selling stockholders and any other person participating in the distribution. Furthermore, Regulation M under the Exchange Act may restrict the ability of any person engaged in a distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock being distributed for a period of up to five business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

        All expenses incurred in connection with the registration of the shares, including printer's and accounting fees and the fees, disbursements and expenses of our counsel will be borne by us. Commissions and discounts, if any, attributable to the sales of the shares of common stock will be borne by the selling stockholders. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

INDEPENDENT AUDITORS

        On December 19, 2002, we engaged PricewaterhouseCoopers, LLP as our new independent auditors for the fiscal year ending September 30, 2003.

LEGAL MATTERS

        The legality of the securities offered hereby will be passed upon for us by Cooley Godward LLP, Reston, Virginia.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2002, as set forth in their report, which is incorporated by reference in this Registration Statement. Our consolidated financial statements are incorporated herein by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

PART II

OTHER INFORMATION

Item 3. Incorporation of Documents by Reference.

        The SEC allows us to "incorporate by reference" information into this registration statement. The information incorporated by reference is deemed to be part of the registration statement, except for any information superseded by information in the registration statement or a document subsequently filed by us. This registration statement incorporates by reference the following documents that we have previously filed with the SEC:

Filings of Gladstone Capital Corporation	Date of Filing
Annual Report on Form 10-K for the fiscal year ended September 30, 2002	December 11, 2002
Quarterly Report on Form 10-Q for the quarter ended December 31, 2002	February 10, 2003
Current Report on Form 8-K	December 20, 2002

        We also incorporate by reference the description of our common stock contained in our Registration Statement on Form 8-A (Registration No. 000-33117) filed with the SEC pursuant to Section 12 of the Exchange Act on August 23, 2001 and as updated in any amendment or report filed for such purpose. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering, shall be deemed to be incorporated by reference into this registration statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interest of Named Experts and Counsel.

        The legality of the shares offered hereby will be passed upon for us by Cooley Godward LLP, Reston, Virginia.

Item 6. Indemnification of Officers and Directors.

        The Annotated Code of Maryland, Corporations and Associations (the "Maryland Law"), Section 2-418 provides that a Maryland corporation may indemnify any director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification is permissible in the circumstances because the director has met the applicable standard of conduct. On the other hand, the director must be indemnified for expenses if he or she has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar cover for, directors. The law also provides for comparable indemnification for corporate officers and agents.

        The Articles of Incorporation of the Company provide that its directors and officers shall, and its agents in the discretion of the board of directors may, be indemnified to the fullest extent permitted from time to time by the laws of Maryland (with such power to indemnify officers and directors limited to the scope provided for in Section 2-418 as currently in force), provided, however, that such indemnification is limited by the Investment Company Act of 1940 or by any valid rule, regulation or order of the Securities and Exchange Commission thereunder. The Company's Bylaws provide that the Company may not indemnify any director or officer against liability to the Company or its security holders to which he or she might otherwise be subject by reason of such person's willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office unless a determination is made by final decision of a court, by vote of a majority of a quorum of directors who are disinterested, non-party directors or by independent legal counsel that the liability for which indemnification is sought did not arise out of such disabling conduct.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person in the successful defense of an action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the court of the issue.

        The Company carries liability insurance for the benefit of its directors and officers on a claims-made basis of up to $10,000,000, subject to a retention of up to $200,000 for certain claims.

Item 7. Exemption from Registration Claimed.

        Of the 2,000,000 shares of common stock being registered, 598,336 shares were issued to eight of our employees upon the exercise of employee stock options issued to them pursuant to the Plan. These shares were issued in compensatory arrangements and not in connection with any public offering of securities. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act in the issuance of such shares based upon, among other things, the following facts: (i) the purchasers were sophisticated investors with experience investing in securities such that they could evaluate the merits of and risks related to the securities; (ii) we engaged in no general solicitation in connection with the issuance of the shares; (iii) the purchasers were advised that the shares were "restricted securities" as that term is defined in Rule 144 under the Securities Act and that, as such, the shares would not be eligible for resale unless subsequently registered or if an exemption was available; (iv) the purchasers were given all information regarding us that would be necessary to make an informed investment decision and were provided with an opportunity to ask questions of and receive additional information from us regarding our financial condition and operations; and (v) we instructed our transfer agent to place appropriate transfer restrictions on the shares.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Articles of Incorporation (previously filed and incorporated by reference from the Company's Registration Statement on Form N-2 (333-63700) filed on June 21, 2001).
4.2	Articles of Amendment and Restatement of the Articles of Incorporation (previously filed and incorporated by reference from Pre-effective Amendment No. 1 to the Company's Registration Statement on Form N-2 (333-63700) filed on July 27, 2001).
4.3	Bylaws (previously filed and incorporated by reference from Pre-effective Amendment No. 1 to the Company's Registration Statement on Form N-2 (333-63700) filed on July 27, 2001).
4.4	Form of Direct Registration Transaction Advice for the Company's common stock, par value $0.001 per share (previously filed and incorporated by reference from Pre-effective Amendment No. 3 to the Company's Registration Statement on Form N-2 (333-63700) filed on August 23, 2001).
4.5	Specimen Stock Certificate (previously filed and incorporated by reference from Pre-effective Amendment No. 1 to the Company's Registration Statement on Form N-2 (333-63700) filed on July 27, 2001).
4.6	Amended and Restated 2001 Equity Incentive Plan (previously filed and incorporated by reference from Pre-effective Amendment No. 1 to the Company's Registration Statement on Form N-2 (333-63700) filed on July 27, 2001).
4.7	Form of Stock Option Agreement (previously filed and incorporated by reference from Pre-effective Amendment No. 1 to the Company's Registration Statement on Form N-2 (333-63700) filed on July 27, 2001).
4.8	First Amendment to Amended and Restated 2001 Equity Incentive Plan (previously filed and incorporated by reference from Pre-effective Amendment No. 2 to the Company's Registration Statement on Form N-2 (333-63700) filed on August 10, 2001).
4.9	Form of Early Exercise Stock Purchase Agreement (previously filed and incorporated by reference from Pre-effective Amendment No. 3 to the Company's Registration Statement on Form N-2 (333-63700) filed on August 23, 2001).
4.10	Second Amendment to Amended and Restated 2001 Equity Incentive Plan (previously filed and incorporated by reference from the Company's Registration Statement on Form N-2 (333-100385) filed on October 7, 2002).
4.11	Third Amendment to Amended and Restated 2001 Equity Incentive Plan (previously filed and incorporated by reference from Pre-effective Amendment No. 2 to the Company's Registration Statement on Form N-2 (333-100385) filed on February 28, 2003).
5.1*	Opinion of Cooley Godward LLP.
23.1*	Consent of Ernst & Young LLP, independent public accountants.
23.2*	Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of the Registration Statement).

*
Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

        (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and

        (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of McLean, in the Commonwealth of Virginia, on the 10th day of April, 2003.

GLADSTONE CAPITAL CORPORATION
By:	/s/ DAVID GLADSTONE David Gladstone Chairman of the Board and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENT, each person whose signature appears below hereby constitutes and appoints David Gladstone and Terry Brubaker and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 10, 2003.

Signature	Title

/s/ DAVID GLADSTONE David Gladstone	Chairman of the Board and Chief Executive Officer (principal executive officer)
/s/ TERRY BRUBAKER Terry Brubaker	President, Chief Operating Officer and Director
/s/ HARRY BRILL Harry Brill	Chief Financial Officer (principal financial and accounting officer)
/s/ DAVID A.R. DULLUM David A.R. Dullum	Director
/s/ ANTHONY W. PARKER Anthony W. Parker	Director
/s/ MICHELA A. ENGLISH Michela A. English	Director
/s/ PAUL W. ADELGREN Paul W. Adelgren	Director

EXHIBIT LIST

Exhibit Number	Description
4.1	Articles of Incorporation (previously filed and incorporated by reference from the Company's Registration Statement on Form N-2 (333-63700) filed on June 21, 2001).
4.2	Articles of Amendment and Restatement of the Articles of Incorporation (previously filed and incorporated by reference from Pre-effective Amendment No. 1 to the Company's Registration Statement on Form N-2 (333-63700) filed on July 27, 2001).
4.3	Bylaws (previously filed and incorporated by reference from Pre-effective Amendment No. 1 to the Company's Registration Statement on Form N-2 (333-63700) filed on July 27, 2001).
4.4	Form of Direct Registration Transaction Advice for the Company's common stock, par value $0.001 per share (previously filed and incorporated by reference from Pre-effective Amendment No. 3 to the Company's Registration Statement on Form N-2 (333-63700) filed on August 23, 2001).
4.5	Specimen Stock Certificate (previously filed and incorporated by reference from Pre-effective Amendment No. 1 to the Company's Registration Statement on Form N-2 (333-63700) filed on July 27, 2001).
4.6	Amended and Restated 2001 Equity Incentive Plan (previously filed and incorporated by reference from Pre-effective Amendment No. 1 to the Company's Registration Statement on Form N-2 (333-63700) filed on July 27, 2001).
4.7	Form of Stock Option Agreement (previously filed and incorporated by reference from Pre-effective Amendment No. 1 to the Company's Registration Statement on Form N-2 (333-63700) filed on July 27, 2001).
4.8	First Amendment to Amended and Restated 2001 Equity Incentive Plan (previously filed and incorporated by reference from Pre-effective Amendment No. 2 to the Company's Registration Statement on Form N-2 (333-63700) filed on August 10, 2001).
4.9	Form of Early Exercise Stock Purchase Agreement (previously filed and incorporated by reference from Pre-effective Amendment No. 3 to the Company's Registration Statement on Form N-2 (333-63700) filed on August 23, 2001).
4.10	Second Amendment to Amended and Restated 2001 Equity Incentive Plan (previously filed and incorporated by reference from the Company's Registration Statement on Form N-2 (333-100385) filed on October 7, 2002).
4.11	Third Amendment to Amended and Restated 2001 Equity Incentive Plan (previously filed and incorporated by reference from Pre-effective Amendment No. 2 to the Company's Registration Statement on Form N-2 (333-100385) filed on February 28, 2003).
5.1*	Opinion of Cooley Godward LLP.
23.1*	Consent of Ernst & Young LLP, independent public accountants.
23.2*	Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of the Registration Statement).

*
Filed herewith.

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EXPLANATORY NOTE
PART I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
TABLE OF CONTENTS
GLADSTONE CAPITAL CORPORATION
AVAILABLE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
INDEPENDENT AUDITORS
LEGAL MATTERS
EXPERTS
PART II OTHER INFORMATION
SIGNATURES
EXHIBIT LIST